EXHIBIT 99.4

201 Elizabeth Street Sydney NSW 2000 Australia DX 107 Sydney Tel +61 2 9286 8000 Fax +61 2 9283 4144 www.dlaphillipsfox.com
HeartWare, International, Inc.
          Incentive Option Terms
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Table of contents

1	Grant of Options	1
2	Tranches	1
3	Option Period	1
4	Condition precedent to exercise	1
5	Notice of Exercise	2
6	Quotation of Options and Shares	2
7	Exercise Price	2
8	Allotment of Shares	2
9	Shareholder approval	3
10	Shares rank equally	3
11	No participation in new issues	3
12	Reorganisation of capital	3
13	Options not transferable	3
14	Options to be registered	4
15	Governing Law	4
16	Notices	4
17	Definitions	4

HeartWare, International, Inc. Incentive Option Terms

1	Grant Of Options

1.1	HeartWare International, Inc. (Company) grants [ ] (Option Holder) [ ] Options (Options) to subscribe for and be allotted one fully paid common share (Share) in the Company for each Option on the terms and conditions set out in this document.

2	Tranches

2.1	The Options are granted in three tranches of:

2.1.1 [ ] Options (Tranche 1);

2.1.2 [ ] Options (Tranche 2); and

2.1.3 [ ] Options (Tranche 3).

3	Option Period

3.1	Each Option is exercisable at any time in the period:

3.1.1 Tranche 1: commencing from and including the first anniversary of the date of issue of the Original Option;

3.1.2 Tranche 2: commencing from and including the second anniversary of the date of issue of the Original Option; and

3.1.3 Tranche 3: commencing from and including the third anniversary of the date of issue of the Original Option;

until 5.00 pm (Sydney time) on the fifth anniversary of the date of issue of the Original Option (Option Period) and if the Option is not exercised on or prior to the expiry of the Option Period, the Option will automatically lapse.

4	Condition precedent to exercise

4.1	It is a condition precedent to the exercise of the Tranche 2 and Tranche 3 Options that the Option Holder is a director of the Company at the date of exercise of those Options.

HeartWare, International, Inc. Incentive Option Terms

5	Notice of Exercise

5.1	The Options may be exercised wholly or in part by giving notice in writing (Notice of Exercise) to the Company at any time during the Option Period. Options may only be exercised in multiples of 1000, unless all of the then unexercised Options are being exercised under the relevant Notice of Exercise.

6	Quotation of Options and Shares

6.1	The Options will not be listed for quotation on ASX.

6.2	Within one business day of the exercise of the Option the Company shall apply for the Shares to be admitted for quotation on the Official List of ASX, so long as Shares are quoted on the Official List of the ASX at that time.

7	Exercise Price

7.1	The exercise price for each Option exercised is:

7.1.1 Tranche 1: A[$ ];

7.1.2 Tranche 2: A[$ ]; and

7.1.3 Tranche 3: A[$ ],

per Option (Exercise Price) and is payable immediately on exercise by bank cheque or wire transfer to an account of the Company.

8	Allotment of Shares

8.1	On receipt by the Company of the Notice of Exercise and payment of the relevant Exercise Price, the Company must, within two business days, issue and allot to the Option Holder the number of Shares in respect of which the Option is exercised and despatch the relevant share certificate or other appropriate acknowledgment as soon as reasonably practicable thereafter, unless the issue and allotment of Shares would give rise to a contravention of Applicable Law. Whilst the Company remains listed on ASX, the Option Holder will be entitled to elect whether to receive the Shares in the form of common stock of the Company or as CDIs.

8.2	If at any time the Board determines that the delivery of Shares under this document is or may be unlawful under Applicable Law, the Option Holder’s right to exercise the Option or receive Shares pursuant to the Option shall be suspended until the Board determines that such delivery is lawful.

8.3	The Company may require that the Option Holder, as a condition to exercise of the Option, and as a condition to the delivery of any share certificate, make such written representations (including representations to the effect that the Option Holder will not dispose of the Shares so acquired in violation of Applicable Law) and furnish such

HeartWare, International, Inc. Incentive Option Terms

information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Shares in compliance with Applicable Law.

9	Shareholder approval

9.1	If, for any reason, an issue and allotment of Shares to the Option Holder in accordance with these terms and conditions would result in the need for the Company to obtain the approval of the Shareholders, the Company must convene the necessary meeting as soon as reasonably practicable and at its own cost.

10	Shares rank equally

10.1	Shares issued on the exercise of any Options will rank equally in all respects with the then existing issued fully paid common shares in the Company and will be subject to the provisions of the Company’s certificate of incorporation.

11	No participation in new issues

11.1	An Option does not confer rights to participate in new issues of securities of the Company, unless the Option Holder has first exercised the Option and such exercise took place on or before the record date for determining entitlements to the issue.

12	Reorganisation of capital

12.1	In the event of any reorganisation (including consolidation (reverse split), sub-division (stock split), split-up, spin-off or similar transaction, recapitalization, reduction or return, merger or share exchange) of the issued capital of the Company, the rights of the Option Holder including the number of Options or the Exercise Price or both shall be reorganised (as appropriate) to the extent necessary to comply with the Listing Rules applying to a reorganisation of capital at the time of the reorganisation so long as Shares are quoted on the Official List of the ASX at that time and if they are not, as otherwise determined by the Board to be appropriate to reflect the reorganisation and with the intention that the value of the Option Holders Options be maintained following any such reorganisation.

13	Options not transferable

13.1	Subject to clause 13.2 below, the Options are not transferable, except to a family member, family trust or estate of a shareholder or officer of the Option Holder, without the prior written consent of the Company.

13.2	Transfers to a partner, shareholder, officer, subsidiary, affiliate, affiliated partnership or other affiliated entity are not permitted without the prior written consent of the Company, such permission to be granted by the Company only after the Option Holder provides satisfactory assurances to the Company, that there is an available

HeartWare, International, Inc. Incentive Option Terms

exemption from registration under which the Company will be able to issue shares upon exercise of the Options by the transferee.

14	Options to be registered

14.1	Unless otherwise determined by the Board of Directors of the Company (or a committee of the Board), the Company’s share registry will maintain a register of the Options.

15	Governing Law

15.1	The Options and this document shall in all respects be governed by and shall be construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

15.2	Any suit with respect to an Option will be brought in the federal or state courts in the districts which include Framingham, Massachusetts, and the Option Holder, by accepting the Options, irrevocably and unconditionally agrees and submits to the personal jurisdiction and venue thereof.

16	Notices

16.1	Notices may be given by the Company to the Option Holder in writing and to the address notified from time to time by the Option Holder to the Company.

17	Definitions

17.1	In these Rules, unless the context otherwise requires:

A$ means Australian currency.

Applicable Law means any one or more or all, as the context requires, of:

	(a)	the Corporations Act and any regulations to it;

	(b)	the Listing Rules;

	(c)	the certificate of incorporation of the Company;

	(d)	any practice note, policy statement, class order, declaration, guideline, policy or procedure pursuant to the provisions of which any of the SEC, ASIC or ASX is authorised or entitled to regulate, implement or enforce, either directly or indirectly, the provisions of any of the foregoing statutes, regulations or rules or any conduct of any duly authorised person, pursuant to any of the abovementioned statutes, regulations or rules;

HeartWare, International, Inc. Incentive Option Terms

(e) the United States Securities Act of 1933, as amended (including the rules thereunder), Exchange Act and any other applicable United States federal or state law, including without limitation the Delaware General Corporation Law.

ASIC means the Australian Securities and Investments Commission.

ASX means, as the context requires:

(a) ASX Limited ACN 008 624 691 and any successor body corporate; or

(b) the financial market operated by the body corporate referred to in paragraph (a).

Board means all or some of the directors of the Company acting as a board

Business day means any day, other than a Saturday, Sunday or public holiday in Framingham, Massachusetts.

CDI means a CHESS Depository Interest over the Company’s Shares.

Corporations Act means the Corporations Act 2001 (Cth).

Exchange Act means the United States Securities Exchange Act of 1934, as amended, including the rules promulgated thereunder.

HeartWare Limited means HeartWare Limited ACN 111 970 257

Listing Rules means, while the Company is admitted to the official list of the ASX, the official listing rules of the ASX and any other rules of the ASX that are applicable. In the event that the Shares become listed for trading on any other securities exchange or market, the term “Listing Rules” also shall mean the applicable rules of such exchange or market.

Original Option means the HeartWare Limited option granted to the Option Holder which the Option replaces

SEC means the United States Securities and Exchange Commission.
Date:
THESE OPTIONS AND THE SECURITIES TO BE ISSUED UPON THEIR EXERCISE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (US SECURITIES ACT) AND THE OPTIONS MAY NOT BE EXERCISED BY OR ON BEHALF OF ANY U.S. PERSON, AS SUCH TERM IS DEFINED IN REGULATION S OF THE US SECURITIES ACT, UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IS FILED AND MADE EFFECTIVE, OR AN OPINION OF COUNSEL

HeartWare, International, Inc. Incentive Option Terms
SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE US SECURITIES ACT IS NOT REQUIRED. NEITHER THE OPTIONS NOR THE SECURITIES TO BE ISSUED UPON THEIR EXERCISE MAY BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE OPTIONS OR THE SECURITIES TO BE ISSUED UPON THEIR EXERCISE, OR (II) AN EXEMPTION FROM REGISTRATION UNDER THE US SECURITIES ACT AND AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE US SECURITIES ACT IS NOT REQUIRED.
Accepted by Option Holder:

(Signature)	Date: